Exhibit 99.1

Genworth Financial Announces Second Quarter 2025 Results

Strategic Highlights

•	Favorable ruling for AXA in the UK Payment Protection Insurance Case; Genworth to share in funds that AXA recovers

•	Delivered 804 matches[1] with providers in the CareScout Quality Network in the quarter with over 90% home care coverage of the aged 65-plus census population in the United States

•	Launched Care Plans, a fee-based service helping consumers evaluate long-term care needs and find caregivers, growing the CareScout product suite

•	Repurchased $30M shares in the quarter; $620M since program inception

•

Continued progress on the LTC[2] multi-year rate action plan with $41M of gross incremental premium approvals; approximately $31.6B estimated net present value achieved since 2012 from in-force rate actions (IFAs)

Financial Highlights

•	Net income[3] of $51M, or $0.12 per diluted share, and adjusted operating income3,[4] of $68M, or $0.16[4] per diluted share

•	Enact reported adjusted operating income of $141M3; distributed $94M in capital returns to Genworth

•	U.S. life insurance companies’ RBC[5] ratio of 304%[6] reflects strong statutory earnings offsetting higher required capital as the limited partnership portfolio grows

•	Genworth holding company cash and liquid assets of $248M7 at quarter-end

Richmond, VA (July 30, 2025) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended June 30, 2025.

“Genworth delivered solid second quarter results as we continued to execute against our strategic priorities,” said Tom McInerney, President & CEO. “Enact continued its strong performance, driving meaningful capital returns that fueled our share repurchase program. CareScout, our long-term growth platform, reached exciting milestones including the expansion of the CareScout Quality Network directly to consumers in all 50 states and the launch of Care Plans to help more families navigate aging with clarity and confidence. As we navigate the second half of the year, we remain focused on building our growth platform while maintaining the self-sustainability of our legacy insurance companies and returning capital to shareholders.”

Consolidated Metrics (Amounts in millions, except per share data)	Q2 2025	Q1 2025	Q2 2024
Net income[3]	$51	$54	$76
Net income per diluted share[3]	$0.12	$0.13	$0.17
Adjusted operating income[3,4]	$68	$51	$125
Adjusted operating income per diluted share[3,4]	$0.16	$0.12	$0.28
Weighted-average diluted shares	417.5	422.9	440.7

Consolidated GAAP Financial Highlights

•	Net income in the quarter was driven by Enact, which had strong operating performance

•

Net investment losses, net of taxes, decreased net income by $22 million in the current quarter, compared with net investment gains of $21 million in the prior quarter and net investment losses of $48 million in the prior year. The investment losses in the current quarter were driven primarily by derivatives and an increase in the allowance for credit losses, partially offset by mark-to-market adjustments on equity securities and limited partnerships

•

Changes in the fair value of market risk benefits and associated hedges, net of taxes, increased net income by $8 million in the quarter driven primarily by favorable equity market impacts, compared with a decrease of $14 million in the prior quarter and an increase of $6 million in the prior year

•

Net investment income, net of taxes, was $634 million in the quarter, up from $584 million in the prior quarter driven by higher income from limited partnerships, and down from $638 million in the prior year from lower income from policy loans offsetting higher income from limited partnerships

Enact

GAAP Operating Metrics (Dollar amounts in millions)	Q2 2025	Q1 2025	Q2 2024
Adjusted operating income[3]	$141	$137	$165
Primary new insurance written	$13,254	$9,818	$13,619
Loss ratio	10%	12%	(7)%
Equity[8]	$4,244	$4,159	$3,942

•

Current quarter results reflected a pre-tax reserve release of $48 million from favorable cure performance and loss mitigation activities. The prior quarter and prior year included pre-tax reserve releases of $47 million and $77 million, respectively

•	Net investment income of $66 million in the current quarter was up from $59 million in the prior year from higher yields and higher average invested assets

•	Primary insurance in-force increased 1% versus the prior year to $269.8 billion driven by new insurance written (NIW) and continued elevated persistency

•	Primary NIW was up 35% from the prior quarter primarily from seasonality in the purchase origination market and modestly down from the prior year

Capital Metric	Q2 2025	Q1 2025	Q2 2024
PMIERs Sufficiency Ratio6,[9]	165%	165%	169%

•	Enact paid a quarterly dividend of $0.21 per share in the current quarter

•	Estimated PMIERs sufficiency ratio of 165%, $1,961 million above requirements

Long-Term Care Insurance

GAAP Operating Metrics (Amounts in millions)	Q2 2025	Q1 2025	Q2 2024
Adjusted operating loss	$(37)	$(30)	$(29)
Premiums	$578	$571	$564
Net investment income	$516	$451	$494
Liability remeasurement gains (losses)	$(50)	$18	$(43)
Cash flow assumption updates	(8)	1	24
Actual variances from expected experience	(42)	17	(67)

•	Premiums increased primarily driven by IFAs, partially offset by policy terminations

•	Net investment income increased due to higher income from limited partnerships

•

Current quarter liability remeasurement loss included unfavorable actual variances from expected experience primarily from lower terminations and higher benefit utilization, partially offset by a $26 million pre-tax gain from a third-party reinsurance recapture of a block of LTC policies previously assumed by Genworth

•	Prior quarter liability remeasurement gain included favorable actual variances from expected experience primarily from seasonally high mortality

•	Prior year included a pre-tax benefit from net insurance recoveries of $24 million and favorable cash flow assumption updates

Life and Annuities

GAAP Adjusted Operating Income (Loss) (Amounts in millions)	Q2 2025	Q1 2025	Q2 2024
Life Insurance	$(20)	$(44)	$(23)
Annuities	13	11	22

Total Life and Annuities	$(7)	$(33)	$(1)

Life Insurance

•	Current quarter results reflected mortality experience that was favorable versus the prior quarter but unfavorable versus the prior year

•	Prior year results reflected the unfavorable impact of a legal settlement accrual

Annuities

•	Results in the current quarter included unfavorable mortality and lower net spread income from block runoff compared to prior year

U.S. Life Insurance Companies10 Statutory Results6 and RBC6

(Dollar amounts in millions)	Q2 2025	Q1 2025	Q2 2024
Statutory pre-tax income (loss)6,[11]	$81	$(1)	$171
Long-Term Care Insurance	(26)	50	106
Life Insurance	18	(34)	9
Annuities	89	(17)	56
GLIC Consolidated RBC Ratio[5,6]	304%	304%	319%

•	Statutory pre-tax income was $81 million in the current quarter

•

LTC continued to benefit from premium increases and benefit reductions from IFAs, though lower than the prior year as the Choice II legal settlement is complete. Current quarter results reflected seasonally lower mortality than the prior quarter, partially offset by higher limited partnership distributions and a pre-tax gain of $11 million from a third-party reinsurance recapture. The prior year included a benefit from net insurance recoveries

•	Life insurance results included favorable seasonal impacts versus the prior quarter

•

Annuity results reflected a net favorable impact of $79 million pre-tax from equity market and interest rate performance in the variable annuity products compared to $23 million in the prior year and a net unfavorable impact of $26 million in the prior quarter

•	Current quarter estimated GLIC consolidated RBC ratio was 304%, driven by strong earnings which offset higher required capital as the limited partnership portfolio grows

Corporate and Other

•	The current quarter adjusted operating loss was $29 million, up from $10 million in the prior year primarily driven by timing of favorable tax-related items of $15 million in the prior year

Holding Company Cash and Liquid Assets

(Amounts in millions)	Q2 2025	Q1 2025	Q2 2024
Holding Company Cash and Liquid Assets7,[12]	$248	$211	$281

•	Cash and liquid assets were $248 million at the end of the current quarter, including approximately $128 million of advance cash payments from the company’s subsidiaries held for future obligations

•	Cash inflows during the current quarter included $94 million from Enact capital returns

•	Current quarter cash outflows included $30 million in share repurchases and $18 million related to debt servicing costs

Capital Allocation and Shareholder Returns

•	Executed $30 million in share repurchases in the current quarter at an average price of $7.01 per share; $80 million remaining in the authorization at the end of the second quarter of 2025

•	Executed $620 million in share repurchases since program inception through June 30, 2025 at an average price of $5.78 per share

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 1000 company focused on empowering families to navigate the aging journey with confidence, now and in the future. Headquartered in Richmond, Virginia, Genworth provides guidance, products, and services that help people understand their caregiving options and fund their long-term care needs. Genworth is also the parent company of publicly traded Enact Holdings, Inc. (Nasdaq: ACT), a leading U.S. mortgage insurance provider. For more information on Genworth, visit genworth.com, and for more information on Enact Holdings, Inc. visit enactmi.com.

Conference Call Information

Investors are encouraged to read this press release, summary presentation and financial supplement which are now posted on the company’s website, https://investor.genworth.com.

Genworth will conduct a conference call on July 31, 2025 at 9:00 a.m. (ET) to discuss its second quarter results, which will be accessible via:

•	Telephone: 888-208-1820 or 323-794-2110 (outside the U.S.); conference ID # 8808137; or

•	Webcast: https://investor.genworth.com/news-events/ir-calendar

Allow at least 15 minutes prior to the call time to register for the call. A replay of the webcast will be available on the company’s website for one year.

Prior to Genworth’s conference call, Enact will hold a conference call on July 31, 2025 at 8:00 a.m. (ET) to discuss its second quarter results, which will be accessible via:

•	Telephone: Click here to obtain a dial-in number and unique PIN for Enact’s live question and answer session; or

•	Webcast: https://ir.enactmi.com/news-and-events/events

Allow at least 15 minutes prior to the call time to register for the call.

Contact Information:

Investors:	Christine Jewell
InvestorInfo@genworth.com

Media:	Amy Rein
Amy.Rein@genworth.com

Use of Non-GAAP Measures

Management evaluates performance and allocates resources based on a non-GAAP financial measure entitled “adjusted operating income (loss).” Management evaluates adjusted operating income (loss) as a key measure to assess performance and support new business initiatives because the measure more accurately reflects overall operating performance, as it minimizes the impact of macroeconomic volatility. The company’s legacy U.S. life insurance subsidiaries, which comprise the Long-Term Care Insurance and Life and Annuities segments, are managed on a standalone basis; therefore, the company does not allocate capital to its Long-Term Care Insurance and Life and Annuities segments.

The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) attributable to noncontrolling interests, net investment gains (losses), changes in fair value of market risk benefits attributable to interest rates, equity markets and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. The company excludes net investment gains (losses), changes in fair value of market risk benefits attributable to interest rates, equity markets and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating performance.

While some of these items may be significant components of net income (loss) determined in accordance with GAAP, the company believes that adjusted operating income (loss), and measures that are derived from or incorporate adjusted operating income (loss), are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Adjusted operating income (loss) is not a substitute for net income (loss) determined in accordance with GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) to adjusted operating income (loss) assume a 21% tax rate and are net of the portion attributable to noncontrolling interests. Changes in fair value of market risk benefits and associated hedges are adjusted to exclude changes in reserves, attributed fees and benefit payments.

The tables at the end of this press release provide a reconciliation of net income available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three months ended June 30, 2025 and 2024, as well as the three months ended March 31, 2025 and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

Statutory Accounting Data

The company presents certain supplemental statutory data for GLIC and its consolidating life insurance subsidiaries that has been prepared on the basis of statutory accounting principles (SAP). GLIC and its consolidating life insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners that are prepared using SAP, an accounting basis either prescribed or permitted by such authorities. Due to differences in methodology between SAP and GAAP, the values for assets, liabilities and equity, and the recognition of income and expenses, reflected in financial statements prepared in accordance with GAAP are materially different from those reflected in financial statements prepared under SAP. This supplemental statutory data should not be viewed as an alternative to, or used in lieu of, GAAP.

This supplemental statutory data includes the company action level RBC ratio for GLIC and its consolidating life insurance subsidiaries as well as combined statutory pre-tax earnings from the principal U.S. life insurance companies, GLIC, GLAIC and GLICNY. Statutory pre-tax earnings represent the net gain from operations, including the impact from in-force rate actions, before dividends to policyholders, refunds to members and federal income taxes and before realized capital gains or (losses). The combined product level statutory pre-tax earnings are grouped on a consistent basis as those provided on page six of the statutory Annual Statements. Management uses and provides this supplemental statutory data because it believes it provides a useful measure of, among other things, statutory pre-tax earnings and the adequacy of capital. Management uses this data to measure against its policy to manage the U.S. life insurance companies with internally generated capital.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” “may” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to potential dividends or share repurchases; future return of capital by Enact Holdings, Inc. (Enact Holdings), including share repurchases, and quarterly and special dividends; the cumulative economic benefit of approved and future rate actions included in the company’s long-term care insurance multi-year in-force rate action plan; planned investments in and the company’s outlook for new lines of business or new insurance and other products and services, such as those it is pursuing with its CareScout business (CareScout), including through its CareScout services business (CareScout Services) and its CareScout insurance business (CareScout Insurance); the timing of any future insurance offering through CareScout Insurance; future financial performance, including the expectation that quarterly adverse variances between actual and expected experience could persist resulting in future remeasurement losses in the company’s long-term care insurance business; any potential future judgment, recovery and/or payment amounts in connection with the AXA S.A. and Santander Cards UK Limited litigation (AXA Litigation), Genworth’s planned use of proceeds from any recovery in connection with the AXA Litigation, including share repurchases, debt repurchases and investments in new businesses; and statements the company makes regarding the outlook of the U.S. economy.

Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, inflation, business, competitive, market, regulatory and other factors and risks, including but not limited to, the following:

•	the inability to successfully launch new lines of business, including long-term care insurance and other products and services the company is pursuing with CareScout;

•

the company’s failure to maintain the self-sustainability of its legacy U.S. life insurance subsidiaries, including as a result of the inability to achieve desired levels of in-force rate actions and/or the timing of future premium rate increases and associated benefit reductions taking longer to achieve than originally assumed; other regulatory actions negatively impacting the company’s life insurance businesses;

•

inaccuracies or changes in estimates, assumptions, methodologies, valuations, projections and/or models, which result in inadequate reserves or other adverse results (including as a result of any changes in connection with quarterly, annual or other reviews);

•

the impact on holding company liquidity caused by an inability to receive dividends or any other returns of capital from Enact Holdings, and limited sources of capital and financing and the need to seek additional capital on unfavorable terms;

•

adverse changes to the structure or requirements of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) or the U.S. mortgage insurance market; an increase in the number of loans insured through federal government mortgage insurance programs, including those offered by the Federal Housing Administration; the inability of Enact Holdings and/or its U.S. mortgage insurance subsidiaries to continue to meet the requirements mandated by PMIERs (or any adverse changes thereto), the inability to meet minimum statutory capital requirements of applicable regulators or the mortgage insurer eligibility requirements of Fannie Mae or Freddie Mac;

•

changes in economic, market and political conditions, labor shortages and fluctuating interest rates; unanticipated financial events, which could lead to market-wide liquidity problems and other significant market disruption resulting in losses, defaults or credit rating downgrades of other financial institutions; deterioration in economic conditions, a recession or a decline in home prices, all of which could be driven by many potential factors; an increase in the cost of care impacting the company’s long-term care insurance business; changes in international trade policy, including the potential impact of new or increased tariffs, retaliatory policies or actions from other countries, and trade wars or other events that lead to political and economic instability; changes in government or monetary policies, including U.S. federal tax laws, such as the One Big Beautiful Bill Act that was signed into law on July 4, 2025, tax rates or interest rates; changes within regulatory agencies as a result of the change in the U.S. Administration in January 2025; changes in immigration policy; and fluctuations in international securities markets;

•

downgrades in financial strength and credit ratings and potential adverse impacts to liquidity; counterparty credit risks; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of invested assets;

•	changes in tax rates or tax laws, or changes in accounting and reporting standards;

•	litigation and regulatory investigations or other actions, including commercial and contractual disputes with counterparties;

•	the inability to retain, attract and motivate qualified employees or senior management;

•	changes in the composition of Enact Holdings’ business or undue concentration by customer or geographic region;

•	the impact from deficiencies in the company’s disclosure controls and procedures or internal control over financial reporting;

•

the occurrence of natural or man-made disasters, including geopolitical tensions and war (including the Russian invasion of Ukraine, the Israel-Hamas conflict and economic competition between the United States and China), a public health emergency, including pandemics, or climate change;

•

the inability to effectively manage information technology systems (including artificial intelligence), cyber incidents or other failures, disruptions or security breaches of the company or its third-party vendors, as well as unknown risks and uncertainties associated with artificial intelligence;

•	the inability of third-party vendors to meet their obligations to the company;

•	the lack of availability, affordability or adequacy of reinsurance to protect the company against losses;

•	a decrease in the volume of high loan-to-value home mortgage originations or an increase in the volume of mortgage insurance cancellations;

•	unanticipated claims against Enact Holdings’ delegated underwriting and loss mitigation programs;

•	the impact of medical advances such as genetic research and diagnostic imaging, emerging new technology, including artificial intelligence and related legislation; and

•	other factors described in the risk factors contained in Item 1A of the company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 28, 2025.

The company provides additional information regarding these risks and uncertainties in its Annual Report on Form 10-K. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Accordingly, for the foregoing reasons, the company cautions the reader against relying on any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended June 30,		Three months ended March 31, 2025
	2025	2024
Revenues:
Premiums	$865	$855	$862
Net investment income	802	808	739
Net investment gains (losses)	(28)	(61)	27
Policy fees and other income	157	167	158

Total revenues	1,796	1,769	1,786

Benefits and expenses:
Benefits and other changes in policy reserves	1,195	1,151	1,217
Liability remeasurement (gains) losses	60	39	4
Changes in fair value of market risk benefits and associated hedges	(10)	(8)	18
Interest credited	94	125	99
Acquisition and operating expenses, net of deferrals	249	229	236
Amortization of deferred acquisition costs and intangibles	57	60	60
Interest expense	26	30	26

Total benefits and expenses	1,671	1,626	1,660

Income from continuing operations before income taxes	125	143	126
Provision for income taxes	35	32	36

Income from continuing operations	90	111	90
Loss from discontinued operations, net of taxes	(7)	(1)	(5)

Net income	83	110	85
Less: net income attributable to noncontrolling interests	32	34	31

Net income available to Genworth Financial, Inc.’s common stockholders	$51	$76	$54

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.14	$0.18	$0.14

Diluted	$0.14	$0.17	$0.14

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.12	$0.17	$0.13

Diluted	$0.12	$0.17	$0.13

Weighted-average common shares outstanding:
Basic	413.2	436.4	418.3

Diluted	417.5	440.7	422.9

Reconciliation of Net Income to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended June 30,		Three months ended March 31, 2025
	2025	2024
Net income available to Genworth Financial, Inc.’s common stockholders	$51	$76	$54
Add: net income attributable to noncontrolling interests	32	34	31

Net income	83	110	85
Less: loss from discontinued operations, net of taxes	(7)	(1)	(5)

Income from continuing operations	90	111	90
Less: net income from continuing operations attributable to noncontrolling interests	32	34	31

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	58	77	59
Adjustments to income from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[13]	27	60	(28)
Changes in fair value of market risk benefits attributable to interest rates, equity markets and associated hedges[14]	(15)	(10)	19
(Gains) losses on early extinguishment of debt, net[15]	—	7	—
Expenses related to restructuring	—	4	(1)
Taxes on adjustments	(2)	(13)	2

Adjusted operating income	$68	$125	$51

Adjusted operating income (loss):
Enact segment	$141	$165	$137
Long-Term Care Insurance segment	(37)	(29)	(30)
Life and Annuities segment:
Life Insurance	(20)	(23)	(44)
Fixed Annuities	8	12	4
Variable Annuities	5	10	7

Total Life and Annuities segment	(7)	(1)	(33)

Corporate and Other	(29)	(10)	(23)

Adjusted operating income	$68	$125	$51

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.12	$0.17	$0.13

Diluted	$0.12	$0.17	$0.13

Adjusted operating income per share:
Basic	$0.16	$0.29	$0.12

Diluted	$0.16	$0.28	$0.12

Weighted-average common shares outstanding:
Basic	413.2	436.4	418.3

Diluted	417.5	440.7	422.9

Footnote Definitions

[1]

A match is identified when CareScout validates and approves an invoice from a CareScout Quality Network provider that demonstrates a CareScout member has received services for the first time, and the appropriate discount was applied.

[2]	Long-term care insurance.
[3]	All references reflect amounts available to Genworth’s common stockholders.
[4]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

[5]	Risk-based capital ratio based on company action level for Genworth Life Insurance Company (GLIC) consolidated.
[6]	Company estimate for the second quarter of 2025 due to timing of the preparation and filing of the statutory financial statement(s).
[7]

Includes approximately $128 million, $98 million and $95 million of advance cash payments from the company’s subsidiaries held for future obligations as of June 30, 2025, March 31, 2025 and June 30, 2024, respectively.

[8]

Reflects Genworth’s ownership of equity including accumulated other comprehensive income (loss) and excluding noncontrolling interests of $991 million, $971 million and $894 million as of June 30, 2025, March 31, 2025, and June 30, 2024, respectively.

[9]	The Private Mortgage Insurer Eligibility Requirements (PMIERs) sufficiency ratio is calculated as available assets divided by required assets as defined within PMIERs.
[10]	Genworth’s principal U.S. life insurance companies: GLIC, Genworth Life and Annuity Insurance Company (GLAIC) and Genworth Life Insurance Company of New York (GLICNY).
[11]	Net gain (loss) from operations before dividends to policyholders, refunds to members and federal income taxes for GLIC, GLAIC and GLICNY, and before realized capital gains or (losses).
[12]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[13]	Net investment (gains) losses were adjusted for the portion attributable to noncontrolling interests of $1 million for all periods presented.
[14]

Changes in fair value of market risk benefits and associated hedges were adjusted to exclude changes in reserves, attributed fees and benefit payments of $(5) million and $(2) million for the three months ended June 30, 2025 and 2024, respectively, and $1 million for the three months ended March 31, 2025.

[15]	(Gains) losses on early extinguishment of debt were net of the portion attributable to noncontrolling interests of $2 million for the three months ended June 30, 2024.